EXHIBIT 99:  PRESS RELEASE

[LOGO OF CASE CORPORATION]

For more information, contact:

William B. Masterson    (262) 636-5793


For Immediate Release


Case Corporation and New Holland Complete Merger


      Racine, Wisconsin (November 12, 1999) - Case Corporation (NYSE:CSE) and New Holland (NYSE:NH) announced that the merger of the two companies has been completed today. Details concerning the combined company will be released on Monday, November 15.
      The company, which is traded on the New York Stock Exchange, is one of the largest in the equipment industry with combined 1998 revenue of approximately $12 billion. The multiple brands and corresponding distribution networks of both the Case and New Holland organizations will be maintained in the marketplace.
      The merger agreement was announced by the two companies in May 1999. In late October and early November, the merger received clearance from regulatory agencies in Europe and the United States. Under the terms of the agreement, Case shareholders, who approved the transaction in August, will receive $55 per share.
      The two companies share long histories in the equipment industry. Case was founded in 1842 near Racine, Wisconsin, by Jerome Increase Case. The company first made grain threshing machines. Through expansion and acquisition, the company developed a broad line of agricultural equipment, while also becoming the leading supplier of small- to medium-sized construction equipment. Case Capital, the company's financial services business, began in 1957.
      New Holland was formed in 1991 from the merger of Ford New Holland and Fiat Geotech. Predecessor company Braud began the manufacture of agricultural equipment in France in 1870, and New Holland Machine Company followed in 1895. New Holland has rapidly established a significant global presence in agricultural equipment and a growing presence in the construction equipment industry.
      Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.
      New Holland is a world leader in the design and manufacture of a full line of agricultural and construction equipment, and offers a rapidly expanding line of financial services in many of its markets. With revenues of $5.7 billion in 1998, the company and its joint venture partners operate in 160 countries through a network of approximately 6,100 dealers and distributors.

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